Exhibit 99.2

Plug Power Inc.
Reconciliation of Non-GAAP Financial Measure
(Dollars in 000's)

For the year ended December 31,
Reconciliation of Forecasted Operating Income to Adjusted EBITDA	2020
Operating income, as forecasted	$(35,000)
Stock-based compensation(1)	13,000
Depreciation and amortization(2)	12,000
Right-of-use asset depreciation and interest associated with PPA financings(3)	30,000
Adjusted EBITDA	$20,000

For the year ended December 31,
Reconciliation of Forecasted Operating Income to Adjusted EBITDA	2024
Operating income, as forecasted	$170,000
Stock-based compensation(1)	15,000
Depreciation and amortization(2)	15,000
Adjusted EBITDA	$200,000

Non-GAAP Measure
To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used Adjusted EBITDA, which is a non-GAAP measure. Forecasted Adjusted EBITDA is defined as operating income, as forecasted, plus stock-based compensation, plus depreciation and amortization, plus right-of-use asset depreciation and interest associated with PPA financings. This non-GAAP measure is an indicator management uses as a basis for evaluating the Company’s performance, and its ability to service debt and other finance obligations, as well as for forecasting future periods. Management also establishes performance targets, annual budgets and makes operating decisions based in part upon Adjusted EBITDA. Disclosure of this non-GAAP measure is to provide investors with the same information that management uses for these purposes. In addition, investors have historically requested and the Company has historically reported this non-GAAP financial measure as a means of providing consistent and comparable information with past reports of financial results. Adjusted EBITDA is not a measure of our performance under GAAP and should not be considered in isolation or as an alternative to reported operating income, or any other measures prepared in accordance with GAAP. While management believes that Adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this measure. Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to a similarly titled measure of other companies due to potential differences in the exact method of calculation. Adjusted EBITDA should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Notes
(1) Represents employee compensation in the form of the Company's stock or stock-based awards.
(2) Represents depreciation and amortization expense related to the Company's fixed assets and intangibles.
(3) Represents right-of-use asset depreciation and interest associated with operating leases. The right-of-use asset depreciation and interest expense associated with operating leases is calculated in accordance with ASC Topic 842, and is equal to operating lease expense during any given reporting period.